Exhibit 99.1

LM Funding Signs Letter of Intent to Acquire Global Medical Insurance Product Company, IIU, Inc.

TAMPA, FL, December 20, 2018 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a technology-based specialty finance company, today announced that it has signed a Letter of Intent (“LOI”) to acquire all of the outstanding stock of IIU, Inc. (“IIU”) for a total purchase price of approximately $6 million.  The purchase price is  payable through cancellation of IIU’s $1.5 million promissory note held by the Company with the balance of the purchase price paid  through issuance of the Company’s Convertible Promissory Note payable in  common stock of LM Funding, at a conversion price of $2.41 per share, subject to shareholder approval, or cash. Legal and business due diligence review (including a fairness opinion) is underway and the acquisition is expected to close effective January 1, 2019.

Based in the metropolitan Washington DC area, IIU, through its U.S. subsidiaries, sells global medical insurance products for international travelers, specializing in policies covering high-risk destinations and emerging markets. All policies are fully underwritten with no claim risk remaining with IIU. For the year ended December 31, 2017, IIU reported an adjusted pre-tax income of approximately $500,000. Craven House Capital North America, LLC owns 100% of the outstanding shares of IIU.

“We are very pleased to sign this LOI marking yet another key step forward in LM Funding’s growth strategy,” said Bruce Rodgers, LM Funding’s Chief Executive Officer. “As part of this strategy, we have been actively exploring opportunities to acquire complementary revenue streams with profitable business models in the financial services sector such as IIU. The addition of IIU enables LM Funding to diversify its revenue base while creating a platform for IIU to scale its niche insurance brokerage market. Going forward, we intend to identify other synergistic opportunities in the financial services sector to compliment the business cycle dependent returns provided by our core business of providing solutions to condominium and homeowner associations.”

Mark Pajak, Chairman of Craven House North America, LLC, commented, “We believe this transaction recognizes the combined value of the platform and allows the combined companies to leverage future growth opportunities. We look forward to working with the LM Funding team to identify and exploit further growth opportunities.”

Under the terms of the LOI, LM Funding will acquire 100% of the outstanding stock of IIU from Craven for a total purchase price (“Purchase Price”) of approximately $6 million. The Purchase Price will consist of the cancellation by LM Funding of all principal and accrued interest of Craven’s Promissory Note dated November 3, 2018 and issued to the Company for principal indebtedness of $1.5 million. In addition, LM Funding will issue to Craven a Convertible Promissory Note (“Convertible Note”) for the balance of the Purchase Price of approximately $4.5 million, plus the fair market value of IIU’s marketable securities as of the effective date of the transaction.  The Convertible Note shall bear simple interest at 3% per annum.  The Convertible Note shall be due and payable upon demand at the earlier of (i) August 31, 2019 or (ii) thirty days after the first meeting of the shareholders of LMFA to occur in 2019. The note is payable at Craven’s option in cash or, subject to shareholder approval, common stock of LM Funding at a conversion price of $2.41 per share.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois. The company offers funding to Associations by purchasing a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. The company is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each Association's financial needs, including under the company’s New Neighbor Guaranty™ program.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company's business, financial condition, and results of operations.

Company Contact: Bruce Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com	Investor Contacts: Valter Pinto / Scott Eckstein KCSA Strategic Communications Tel (212) 896-1254 / (212) 896-1210 valter@kcsa.com / seckstein@kcsa.com

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